UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     October 21, 2005

ALDILA, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-21872	13-3645590
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

13450 Stowe Dr., Poway, California		92064
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code     (858) 513-1801

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

and

Item 7.01.  Regulation FD Disclosure.

Effective as of October 21, 2005, the Board of Directors of Aldila, Inc. (the “Company”) has adopted a new policy for the payment of compensation to the Chairs of its Compensation and Audit Committees.

The Chair of the Audit Committee will be paid $6,000 per year.  Mr. Andrew Leitch is currently the Chair of the Audit Committee.  The Chair of the Compensation Committee will be paid $3,000 per year.  The Chair of the Compensation Committee is currently Mr. Thomas Brand.  Payments to the Committee Chairs will be made in four equal, quarterly installments, commencing with the fourth quarter of 2005, and is paid at the same time as payments for the regular, quarterly meetings of the Board of Directors.

Each member of the Audit and Compensation Committees (including the respective Chairs) will continue to be paid $500 per meeting plus their meeting related expenses.  The Audit Committee meets approximately four times per year and the Compensation Committee meets approximately twice a year.

Committee compensation is in addition to amounts paid directors for attendance at meetings of the Board of Directors.

The Company believes these levels of compensation are reasonable and reflect the increased work required of such positions as the full requirements of the Sarbanes-Oxley Act become effective.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 25, 2005	Aldila, Inc.

/s/ Robert J. Cierzan
Robert J. Cierzan
Chief Financial Officer, Vice President,
Secretary and Treasurer